UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

June 21, 2006
Date of Report (Date of Earliest Event Reported)

K-TRONIK INTERNATIONAL CORP
(Exact name of Registrant as Specified in its Charter)

144 Front St. W., Ste. 700, Toronto, Ontario M5J 2L7
(Address of Principal Executive Offices)

Tel: (416) 216-8659
(Registrant's Telephone Number)

Not Applicable
(Former Name and Address)

Nevada	000-31369	88-0436364
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 8.01	OTHER EVENTS

K-Tronik International Corp. (OTCBB: KTRK) ("K-Tronik") has entered into an agreement with MBC Racing (MBC) to buy the exclusive rights agreement for a racetrack and casino (racino) development opportunity in Regina, Saskatchewan, known as Queen City Raceway.

In March 2006, MBC signed a letter of intent with the Saskatchewan Standardbred Horsemen’s Association (SSHA) to pursue a racetrack and gaming license in that province. MBC, as a special purpose entity created to pursue new racetrack and gaming development opportunities, sought out K-Tronik to help facilitate and expedite the project in Saskatchewan.

MBC has already taken significant steps forward, providing the initial funding and support to put together a business plan and development study for a new harness racing track in Regina, Saskatchewan. K-Tronik will usher the project forward, seeking out the appropriate licenses, funding and partners to take the development to its next stages.

Since the midwestern province already offers Video Lottery Terminal (VLT) gaming, K-Tronik and the SSHA will be vying for VLT operation at the new facility. The aforementioned study will include economic impact implications, visitation and profitability of the gaming machines, as well as an examination of how the project will affect the existing harness racing industry in the province.

The Queen City Raceway project began earlier this year, and will continue to move forward under the K-Tronik corporate structure. The company is already looking into securing race dates for the upcoming season starting in July.

This text contains forward-looking statements relating to future events and results that are based on K-Tronik’s current expectations. These statements involve risks and uncertainties including, without limitation, K-Tronik’s ability to successfully develop and market its business, consumer acceptance of its business and products, competitive pressures relating to price reductions, competition from other entertainment forms and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1	Agreement between the Registrant and MBC.

Exhibit 10.2	Agreement between MBC and SSHA.

Exhibit 99.1	News Release dated June 21, 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-TRONIK INTERNATIONAL CORP.

Dated: June 21, 2006
	By:	/s/ John G. Simmonds
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John G. Simmonds
Chief Executive Officer